UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2018

CAPSTAR FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Tennessee	001-37886	81-1527911
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Demonbreun Street
Suite 700
Nashville, Tennessee		37203
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (615) 732-6400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Pursuant to the Agreement and Plan of Merger, dated as of June 11, 2018 (the “Merger Agreement”), by and between CapStar Financial Holdings, Inc., a Tennessee corporation (“CapStar”), and Athens Bancshares Corporation, a Tennessee corporation (“Athens”), on October 24, 2018, CapStar increased the size of its board of directors (the “Board”) from 11 to 13 and appointed Nan R. Jenne and Jeffrey L. Cunningham, former directors of Athens, to fill the resulting vacancies (the “New Directors”), effective immediately. In addition, Ms. Jenne was appointed as a member of the Compensation and Human Resources Committee and Nominating, Governance and Community Affairs Committee of the Board and Mr. Cunningham was appointed as a member of the Risk Committee and Credit Committee of the Board, in each case, effective immediately.

In connection with the merger between CapStar and Athens, Mr. Cunningham has received or will receive certain payments and benefits pursuant to the terms of the Merger Agreement, his prior arrangements with Athens and the employment agreement with CapStar, as disclosed in the section of CapStar’s Registration Statement on Form S-4 (No. 333-226112) filed with the SEC on July 10, 2018, as amended, entitled “Interests of Athens Directors and Executive Officers in the Merger”, which is incorporated herein by reference. Ms. Jenne will receive compensation in respect of her service as a non-employee director as described in CapStar’s proxy statement for the 2018 Annual Meeting of Shareholders. Except as described above, the New Directors are not a party to any plans, contracts or arrangements involving grants or awards by CapStar.

Other than described above, there have been no transactions, and there are no currently proposed transactions, in which CapStar was or is a participant and in which the New Directors or any of their immediate family members has or will have any interest, that are required to be disclosed under Item 404(a) of Regulation S-K.

The biography for Ms. Jenne and Mr. Cunningham are set forth below:

Nan R. Jenne, age 50, graduated with Honors with a B.S. from the University of Tennessee at Knoxville, where she served as captain of the Tennessee Dance Team. She went on to attend Samford University’s, Cumberland School of Law, and graduated with a J.D. in 1994. Nan began practicing law with Carter, Harrod & Cunningham in Athens, Tennessee, and later practiced in Knoxville with Leitner, Williams, Dooley & Napolitan. She currently practices at The Jenne Law Firm in Cleveland, Tennessee, and also serves as the firm’s office manager. Nan has served on the board of directors of Athens Federal Community Bank and on the Nalls Sherbakoff Group financial advisory board in Knoxville, Tennessee. She has been involved in various civic and charitable organizations in Cleveland, Tennessee over the past twenty years including serving on the boards at the Museum Center at Five Points, and the Cleveland Athens Cotillion. She also serves on the Board of Trustees at Broad Street United Methodist Church and serves on several committees at The Baylor School in Chattanooga, Tennessee.

Jeffrey L. Cunningham, age 60, has extensive experience in community banking and currently serves as Executive Vice President of CapStar Bank. Previously, Mr. Cunningham served as President and CEO of Athens Federal Community Bank from March of 2000 through September 30, 2018 when Athens Federal Community Bank merged with CapStar Bank. Mr. Cunningham served as Chairman of Southland Finance Company, a subsidiary of Athens Federal Community Bank. Mr. Cunningham was the lead officer and director of Athens Federal Community Bank in its conversion from a mutual savings bank to an OCC chartered Savings Bank and IPO in 2010 and later its conversion to an OCC chartered National Bank. Prior to entering the banking profession in 2000, Mr. Cunningham practiced law for 12 years with an emphasis on commercial transactions, personal and commercial litigation, probate, and real estate law. Mr. Cunningham is an AV rated lawyer. Mr. Cunningham received a B.S. in Banking and Finance from the University of Tennessee at Knoxville and is an honors graduate of the University of Tennessee College of Law. Mr. Cunningham is a graduate of the ABA Graduate School of Banking held at Georgetown University. Mr. Cunningham is past President of the Independent Bankers Division of the Tennessee Bankers Association. He served two terms as president of the McMinn Bar Association. Mr. Cunningham also serves as President and CEO of the Athens Federal Foundation which is active throughout Southeast Tennessee financing and funding various charitable causes and organizations which are active in addressing the basic human needs of food, shelter, clothing, safety, and security.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTAR FINANCIAL HOLDINGS, INC.

By:	/s/ Robert B. Anderson
Name:	Robert B. Anderson
Title:	Chief Financial Officer and Chief Administrative Officer

Date: October 29, 2018